THE PROMUS COMPANIES INCORPORATED

                              February 25, 1994


Mr. Philip G. Satre
The Promus Companies Incorporated
1023 Cherry Road
Memphis, TN 38117

     Re:  Amendment to Amended and Restated Severance Agreement

Dear Mr. Satre:

     This letter agreement ("this Amendment") will amend that Amended and Restated Severance Agreement dated November 5, 1992 (the "Agreement") between yourself and The Promus Companies Incorporated (the "Company").

     In consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Effective Date. Pursuant to resolutions adopted by the Board of Directors of the Company on February 25, 1994, this Amendment will become effective on April 29, 1994.

     2. Amendment of Section 2, "Change in Control." Section 2 of the Agreement shall be amended by deleting Subsection 2(c) in its entirety.

     3.   Amendment of Section 3, "Termination Following Change in Control."
          A. Section 3 shall be amended by deleting the first sentence of said Section and substituting the following sentence therefor:

          If any of the events described in Subsection 2(a) hereof constituting a Change in Control of the Company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(c) hereof upon the subsequent termination of your employment (whether or not such termination is voluntary) during the term of this Agreement unless such termination is (y) because of your death, Disability or Retirement, or (z) by the Company for Cause.

          B. Section 3 shall be further amended by deleting Subsection 3(c) in its entirety and substituting the following Subsection 3(c) therefor:










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          (c)  Voluntary Resignation.  After a Change in Control of the
          Company and for purposes of receiving the benefits provided in Subsection 4(c) hereof, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years following the occurrence of a Change in Control of the Company hereunder. Such resignation shall not be deemed a breach of any employment contract between you and the Company.

     4. Amendment of Section 4, "Compensation Upon Termination or During Disability Following a Change of Control."

          A. Section 4 shall be amended by deleting the first sentence of Subsection 4(c) and substituting the following sentence therefor:

          If your employment by the Company shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you by voluntary resignation, then you shall be entitled to the benefits provided below:

          B. Section 4 shall be further amended by deleting Subsection 4(d) in its entirety and substituting the following Subsection 4(d) therefor:

          (d) If your employment shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you voluntarily, then for a twenty-four month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(d) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four month period following your termination, and any such benefits actually received by you shall be reported to the Company.

     5. Amendment of Section 5, "Successors; Binding Agreement." Section 5 shall be amended by deleting Subsection 5(a) in its entirety and substituting the following Subsection 5(a) therefor:

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment







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

          voluntarily following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     6. Defined Terms. Unless otherwise defined herein, all terms used in this Amendment that are defined in the Agreement shall have the meanings ascribed to such terms in the Agreement.

     7. No Other Modifications. Except as specifically modified herein, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our binding agreement on this subject.

                              Very truly yours,

                              THE PROMUS COMPANIES
                              INCORPORATED


                              BY:  E. O. ROBINSON, JR.
                                   -------------------------

                              Title:  SENIOR VICE PRESIDENT
                                     ----------------------
Agreed to as of this 29th day
of June, 1994.


PHILIP G. SATRE
- -------------------------
Philip G. Satre



















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